Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: Bill Hamilton 843-746-2138 investors@ingevity.com

Ingevity reports second quarter 2021 financial results and increases full year 2021 guidance
HIGHLIGHTS: (comparisons versus prior year period)
•Ingevity delivers strong second quarter results driven by higher volumes and supported by price increases across both segments
•Net sales of $358.4 million up 32.4%
•Net income of $44.3 million rose 119.3%; net income margin of 12.4%, up 490 basis points
•Adjusted EBITDA of $117.7 million rose 75.1%; adjusted EBITDA margin of 32.8%, up 800 basis points
•Operating cash flow of $65.8 million drove free cash flow up 23.6% to $41.9 million
•Company increases full year 2021 guidance to sales between $1.320 billion and $1.360 billion and adjusted EBITDA between $425 million and $440 million

The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.

NORTH CHARLESTON, S.C., July 28, 2021 – Ingevity Corporation (NYSE:NGVT) today reported its second quarter 2021 financial results.

Second quarter net sales of $358.4 million rose 32.4% versus the prior year second quarter. Net income of $44.3 million increased 119.3% and net income margin of 12.4% rose from 7.5% in the prior year. Second quarter diluted earnings per share (EPS) were $1.10 compared to $0.49 in the prior year period. Operating cash flow of $65.8 million drove free cash flow that was up 23.6% to $41.9 million.

Adjusted earnings of $62.3 million rose 138.7% versus the prior year quarter. Diluted adjusted EPS were $1.55, which exclude, net of tax, $0.09 related to restructuring, acquisition and other charges, net, and $0.36 related to certain discrete tax items recognized during the quarter. This compares to diluted adjusted EPS of $0.63 in the prior year quarter. Adjusted EBITDA of $117.7 million rose 75.1% versus the second quarter 2020. Adjusted EBITDA margin of 32.8% rose 800 basis points from the prior year’s second quarter.

“Our strong second quarter financial results were driven by higher volumes and were supported by price increases across both segments,” said John Fortson, president and CEO. “In Performance Materials, automotive-based activated carbon sales were up sharply compared to the second quarter of 2020 that was affected by industry shutdowns in North America and Europe, even though this quarter’s results were tempered by the ongoing negative impact of the global microchip shortage. In Performance Chemicals, we saw significant growth across all businesses.

“Our second quarter adjusted EBITDA and adjusted EBITDA margin both rebounded strongly from second quarter last year,” continued Fortson, “and our healthy free cash flow allowed us to reduce our net debt ratio while repurchasing $29 million of shares in the quarter.”

Performance Materials
Second quarter 2021 sales in the Performance Materials segment were $126.0 million, up 49.3% versus the second quarter of 2020. Segment adjusted EBITDA was $61.3 million, up 163.1% versus the prior year period that was heavily impacted by pandemic-related production outages. Segment EBITDA margin increased substantially over the prior year to 48.7%, affected slightly by a scheduled maintenance outage at Ingevity’s Covington, Virginia, facility.

“Our sales of activated carbon products used in gasoline vapor emissions control systems were strong even while the microchip shortage continues to impact automotive production on a global scale,” said Fortson. “In the second quarter, China light vehicle production declined 4.9% versus the prior year quarter and U.S. light vehicle inventories as of the end of June were down 2.5 million vehicles compared to June 2019’s pre-pandemic levels.”

Performance Chemicals
Second quarter 2021 sales in the Performance Chemicals segment were $232.4 million, up 24.8% versus the second quarter 2020. Segment adjusted EBITDA was $56.4 million, up 28.5% versus the prior year quarter due to higher volume and prices and increased plant throughput. This was partially offset by elevated costs for raw materials, logistics and SG&A. Segment EBITDA margin increased 70 basis points to 24.3%.

“In Performance Chemicals, sales in Engineered Polymers and Industrial Specialties rose significantly versus the prior year quarter and revenue from paving applications continued to deliver strong growth,” said Fortson. “We also saw healthy demand for sustainable products across the segment.”

Demand for Engineered Polymers products continues to recover from lower 2020 pandemic levels and quarterly sales were up 41.1% versus the prior year quarter due to increased volume for all product lines across the globe, particularly in Europe, and markedly higher demand in automotive, footwear and apparel and industrial equipment applications. Sales rose 32.4% in Industrial Specialties applications due to strengthening lubricants, adhesives and dispersants markets. The business also implemented further price increases for tall oil rosin and tall oil fatty acid products. Sales to Pavement Technologies applications were almost 6% higher than the prior year quarter that was only slightly impacted by COVID-19. The business reached record levels in the second quarter and first half of 2021 driven by continued adoption of the company’s cold recycling technology.

Revised Guidance
Ingevity has increased its full year 2021 guidance from sales between $1.275 billion and $1.325 billion to sales between $1.320 billion to $1.360 billion, and from adjusted EBITDA between $410 million and $430 million to adjusted EBITDA between $425 million to $440 million.

“Our increased guidance reflects our solid performance in the first half of the year and the continued robust demand for our products,” said Fortson. “Despite what we expect will be ongoing transportation and logistics headwinds, raw materials inflation and automotive sector input disruptions, we are confident in our team’s ability to deliver strong performance in the second half of the year.”

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,850 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information The company will host a live webcast on Thursday, July 29, 2021, at 10 a.m. (Eastern) to discuss second quarter 2021 fiscal results. The webcast can be accessed through the investors section of Ingevity’s website, or via this link: Ingevity Q2 2021 earnings webcast. You may also listen to the conference call by dialing 877-407-2991 (inside the U.S.) or 201-389-0925 (outside the U.S.), at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to the investors section of Ingevity’s website prior to the call. For those unable to join the live event, a replay of the webcast will be available beginning at approximately 2 p.m. (Eastern) on July 29, 2021, through August 26, 2021: Ingevity Q2 2021 earnings webcast replay.

Use of non-GAAP financial measures: This presentation includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided.

Cautionary statements about forward-looking statements: This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects of general economic and financial conditions; risks related to international sales and operations; impacts of currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations concerning our operations; changes in trade policy, including the imposition of tariffs; adverse conditions in the global automotive market or adoption of alternative and new technologies; competition from producers of alternative products and new technologies, and new or emerging competitors; competition from infringing intellectual property activity; worldwide air quality standards; a decrease in government infrastructure spending; the impact of adverse conditions in cyclical end markets on demand for engineered polymers products; declining volumes and downward pricing in the printing inks market; the limited supply of or lack of access to sufficient crude tall oil; a prolonged period of low energy prices; the impact of the United Kingdom’s withdrawal from the European Union; exposure to unknown or understated liabilities from the acquisition of the Perstorp Holding AB’s Capa® caprolactone business; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, tornados, floods, fires; other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; complications with designing and implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described under "Risk Factors" in our Annual Report on Form 10-K, our Form 10-Q for the quarter ended March 31, 2021, and other periodic filings. These forward-looking statements speak only as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data	2021	2020	2021	2020
Net sales	$358.4	$270.6	$678.7	$558.8
Cost of sales	218.6	186.7	412.7	360.3
Gross profit	139.8	83.9	266.0	198.5
Selling, general, and administrative expenses	47.5	34.5	87.5	73.0
Research and technical expenses	5.9	5.4	12.5	11.6
Restructuring and other (income) charges, net	4.3	7.3	8.2	7.8
Acquisition-related costs	0.4	0.4	0.7	1.7
Other (income) expense, net	(4.2)	0.9	(3.0)	2.9
Interest expense, net	12.2	10.0	24.6	20.9
Income (loss) before income taxes	73.7	25.4	135.5	80.6
Provision (benefit) for income taxes	29.4	5.2	42.5	15.1
Net income (loss)	$44.3	$20.2	$93.0	$65.5

Per share data
Basic earnings (loss) per share	$1.11	$0.49	$2.31	$1.58
Diluted earnings (loss) per share	1.10	0.49	2.30	1.57
Weighted average shares outstanding
Basic	40.0	41.2	40.2	41.5
Diluted	40.3	41.4	40.5	41.7

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2021	2020	2021	2020
Net sales
Performance Materials (1)	$126.0	$84.4	$266.7	$205.5

Performance Chemicals	$232.4	$186.2	$412.0	$353.3
Pavement Technologies product line	67.7	63.9	89.1	84.6
Industrial Specialties product line (1)	120.1	90.7	232.2	200.8
Engineered Polymers product line	44.6	31.6	90.7	67.9
Total net sales	$358.4	$270.6	$678.7	$558.8

Segment EBITDA (2)
Performance Materials	$61.3	$23.3	$135.0	$84.5
Performance Chemicals	56.4	43.9	88.1	74.9
Total segment EBITDA (2)	$117.7	$67.2	$223.1	$159.4
Interest expense, net	(12.2)	(10.0)	(24.6)	(20.9)
(Provision) benefit for income taxes	(29.4)	(5.2)	(42.5)	(15.1)
Depreciation and amortization - Performance Materials	(8.8)	(7.3)	(17.9)	(14.5)
Depreciation and amortization - Performance Chemicals	(18.3)	(16.8)	(36.2)	(33.9)
Restructuring and other income (charges), net (3)	(4.3)	(7.3)	(8.2)	(7.8)
Acquisition and other-related costs (4)	(0.4)	(0.4)	(0.7)	(1.7)
Net income (loss)	$44.3	$20.2	$93.0	$65.5
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(1)    Beginning in Q1 2021, we updated disaggregated revenue disclosures, combining certain product groups to reflect categories that depict how the nature, amount, and uncertainty of revenue and cash flows are affected by economic factors. As the result, Automotive Technologies and Process Purification product lines have been combined within the Performance Materials segment. Similarly, Oilfield Technologies product line has been combined with the Industrial Specialties product line within the Performance Chemicals segment.
(2)    Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges.
(3)    Income (charges) for all periods presented relate to restructuring activity and costs associated with the business transformation initiative. For the three and six months ended June 30, 2021, charges of $1.7 million and $3.4 million relate to the Performance Materials segment and charges of $2.6 million and $4.8 million relate to the Performance Chemicals segment, respectively. For the three and six months ended June 30, 2020, charges of $2.7 million and $2.9 million relate to the Performance Materials segment and charges of $4.6 million and $4.9 million relate to the Performance Chemicals segment, respectively.
(4)    For the three and six months ended June 30, 2021, charges of $0.2 million and $0.2 million relate to the acquisition of a strategic investment in the Performance Materials segment and charges of $0.2 million and $0.5 million relate to the integration of the Perstorp Capa business into our Performance Chemicals segment, respectively. For the three and six months ended June 30, 2020, all charges relate to the integration of the Perstorp Capa business into our Performance Chemicals segment.
Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

In millions	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$233.3	$257.7
Accounts receivable, net	177.3	148.0
Inventories, net	214.5	189.0
Prepaid and other current assets	44.5	34.0
Current assets	669.6	628.7
Property, plant and equipment, net	699.5	703.6
Goodwill	449.0	445.3
Other intangibles, net	359.7	373.3
Restricted investment	74.9	73.6
Other assets	136.3	110.0
Total Assets	$2,389.0	$2,334.5

Liabilities
Accounts payable	$115.6	$104.2
Accrued expenses	44.0	46.6
Other current liabilities	73.2	72.6
Current liabilities	232.8	223.4
Long-term debt including finance lease obligations	1,258.7	1,267.4
Deferred income taxes	130.0	117.0
Other liabilities	79.0	84.6
Total Liabilities	1,700.5	1,692.4
Equity	688.5	642.1
Total Liabilities and Equity	$2,389.0	$2,334.5

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
In millions	2021	2020
Cash provided by (used in) operating activities:
Net income (loss)	$93.0	$65.5
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	54.1	48.4
Other non-cash items	33.3	28.3
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	(63.5)	(33.1)
Net cash provided by (used in) operating activities	$116.9	$109.1
Cash provided by (used in) investing activities:
Capital expenditures	$(40.9)	$(34.5)
Purchase of strategic investments	(16.5)	—
Other investing activities, net	0.2	(2.9)
Net cash provided by (used in) investing activities	$(57.2)	$(37.4)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$—	$346.1
Payments on revolving credit facility	—	(257.3)
Payments on long-term borrowings	(14.1)	(9.4)
Finance lease obligations, net	(0.4)	—
Borrowings (repayments) of notes payable and other short-term borrowings, net	(1.9)	(0.7)
Tax payments related to withholdings on vested equity awards	(2.3)	(3.0)
Proceeds and withholdings from share-based compensation plans, net	3.2	2.6
Repurchases of common stock under publicly announced plan	(68.1)	(32.4)
Net cash provided by (used in) financing activities	$(83.6)	$45.9
Increase (decrease) in cash, cash equivalents, and restricted cash	(23.9)	117.6
Effect of exchange rate changes on cash	(0.6)	3.4
Change in cash, cash equivalents, and restricted cash(1)	(24.5)	121.0
Cash, cash equivalents, and restricted cash at beginning of period	258.4	64.6
Cash, cash equivalents, and restricted cash at end of period (1)	$233.9	$185.6

(1) Includes restricted cash of $0.6 million and $8.0 million and cash and cash equivalents of $233.3 million and $177.6 million at June 30, 2021 and 2020, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$24.1	$23.5
Cash paid for income taxes, net of refunds	27.0	5.7
Purchases of property, plant and equipment in accounts payable	3.1	3.5
Leased assets obtained in exchange for new finance lease liabilities	—	—
Leased assets obtained in exchange for new operating lease liabilities	7.4	5.9

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures

Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, and pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.

GAAP Reconciliation of 2021 Adjusted EBITDA Guidance

A reconciliation of net income to adjusted EBITDA as projected for 2021 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data (unaudited)	2021	2020	2021	2020
Net income (loss) (GAAP)	$44.3	$20.2	$93.0	$65.5
Restructuring and other (income) charges, net	4.3	7.3	8.2	7.8
Acquisition and other-related costs	0.4	0.4	0.7	1.7
Tax effect on items above	(1.1)	(1.8)	(2.0)	(2.2)
Certain discrete tax provision (benefit) (1)	14.4	—	14.3	0.5
Adjusted earnings (loss) (Non-GAAP)	$62.3	$26.1	$114.2	$73.3

Diluted earnings (loss) per common share (GAAP)	$1.10	$0.49	$2.30	$1.57
Restructuring and other (income) charges, net	0.11	0.17	0.20	0.19
Acquisition and other-related costs	0.01	0.01	0.02	0.04
Tax effect on items above	(0.03)	(0.04)	(0.05)	(0.05)
Certain discrete tax provision (benefit)	0.36	—	0.35	0.01
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.55	$0.63	$2.82	$1.76
Weighted average common shares outstanding - Diluted	40.3	41.4	40.5	41.7
_______________
(1)    Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except percentages (unaudited)	2021	2020	2021	2020
Net income (loss) (GAAP)	$44.3	$20.2	$93.0	$65.5
Interest expense, net	12.2	10.0	24.6	20.9
Provision (benefit) for income taxes	29.4	5.2	42.5	15.1
Depreciation and amortization	27.1	24.1	54.1	48.4
Restructuring and other (income) charges, net	4.3	7.3	8.2	7.8
Acquisition and other-related costs	0.4	0.4	0.7	1.7
Adjusted EBITDA (Non-GAAP)	$117.7	$67.2	$223.1	$159.4

Net sales	$358.4	$270.6	$678.7	$558.8
Net income (loss) margin	12.4%	7.5%	13.7%	11.7%
Adjusted EBITDA margin	32.8%	24.8%	32.9%	28.5%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions (unaudited)	2021	2020	2021	2020
Cash Flow from Operations	$65.8	$48.9	$116.9	$109.1
Less: Capital Expenditures	23.9	15.0	40.9	34.5
Free Cash Flow	$41.9	$33.9	$76.0	$74.6

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt to Adjusted EBITDA Ratio (Non-GAAP)

In millions, except ratios (unaudited)	June 30, 2021
Notes payable and current maturities of long-term debt	$19.5
Long-term debt including finance lease obligations	1,258.7
Debt issuance costs	12.1
Total Debt	1,290.3
Less:
Cash and cash equivalents (1)	233.6
Restricted investment	74.9
Net Debt	$981.8

Net Debt Ratio (Non GAAP)
Adjusted EBITDA (2)
Twelve months ended December 31, 2020	$397.9
Six months ended June 30, 2020	(159.4)
Six months ended June 30, 2021	223.1
Adjusted EBITDA - last twelve months (LTM) as of June 30, 2021	$461.6

Net debt ratio (Non GAAP)	2.1x
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(1) Includes $0.3 million of Restricted Cash related to the New Market Tax Credit arrangement.
(2) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 9